Filed Pursuant to Rule 433

Registration No. 333-190954

Final Term Sheet

November 24, 2014

VERIZON COMMUNICATIONS INC.

€1,400,000,000 1.625% Notes due 2024

€1,000,000,000 2.625% Notes due 2031

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	1.625% Notes due 2024 (the “Notes due 2024”)
2.625% Notes due 2031 (the “Notes due 2031” and, together with the Notes due 2024, the “Notes”)

Trade Date:	November 24, 2014

Settlement Date (T+4):	December 1, 2014

Maturity Date:	Notes due 2024:	March 1, 2024
	Notes due 2031:	December 1, 2031

Interest Payment Dates:	Notes due 2024:	Annually in arrears on each March 1, commencing March 1, 2015

	Notes due 2031:	Annually in arrears on each December 1, commencing December 1, 2015

Aggregate Principal Amount Offered:	Notes due 2024:	€1,400,000,000
	Notes due 2031:	€1,000,000,000

Public Offering Price:	Notes due 2024:	99.866% plus accrued interest, if any, from December 1, 2014
	Notes due 2031:	99.324% plus accrued interest, if any, from December 1, 2014

Pricing Benchmark:	Notes due 2024:	Interpolated 9-year and 10-year EUR mid-swap
	Notes due 2031:	17-year EUR mid-swap

Pricing Benchmark Yield:	Notes due 2024:	0.891%
	Notes due 2031:	1.475%

Re-offer Spread vs. Pricing Benchmark:	Notes due 2024:	MS + 75 bps
	Notes due 2031:	MS + 120 bps

Re-offer Yield (annual):	Notes due 2024:	1.641%
	Notes due 2031:	2.675%

Government Benchmark:	Notes due 2024:	DBR 1.75% due February 2024
	Notes due 2031:	DBR 4.75% due July 2028

Re-offer Spread vs.
Government Benchmark:	Notes due 2024:	B + 95.2 bps
	Notes due 2031:	B + 155.3 bps

Proceeds to Verizon (before expenses):	Notes due 2024:	99.5285%
	Notes due 2031:	98.8865%

Interest Rate:	Notes due 2024:	1.625% per annum
	Notes due 2031:	2.625% per annum

Denominations:	Minimum of €100,000 and integral multiples of €1,000 in excess of €100,000

Optional Redemption:	Notes due 2024:	Make-whole call at the greater of 100% of the principal amount of the Notes due 2024 being redeemed or the discounted present value at the Comparable Government Bond Rate plus 15 basis points, plus accrued and unpaid interest

	Notes due 2031:	Make-whole call at the greater of 100% of the principal amount of the Notes due 2031 being redeemed or the discounted present value at the Comparable Government Bond Rate plus 25 basis points, plus accrued and unpaid interest

Allocation:	Principal Amount of Notes due 2024:	Principal Amount of Notes due 2031:

Barclays Bank PLC	€406,000,000	€290,000,000

Goldman, Sachs & Co.	406,000,000	290,000,000

Merrill Lynch International	406,000,000	290,000,000

Lloyds Bank plc	77,000,000	55,000,000

Banca IMI S.p.A.	21,000,000	15,000,000

BNP Paribas	21,000,000	15,000,000

Mischler Financial Group, Inc.	21,000,000	15,000,000

Samuel A. Ramirez & Company, Inc.	21,000,000	15,000,000

The Williams Capital Group, L.P.	21,000,000	15,000,000

Total	€1,400,000,000	€1,000,000,000

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated November 24, 2014, Prospectus dated November 24, 2014.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC at (888) 603-5847, Goldman, Sachs & Co. at (866) 471-2526 or Merrill Lynch International toll-free at 1-800-294-1322.

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